Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 24, 2022, by and between Burlington Stores, Inc., a Delaware corporation (the “Company”), and Kristin Wolfe (“Executive”).

WHEREAS, the Company desires to employ Executive during the Employment Period, and Executive is willing to accept employment with the Company, on the terms and conditions set forth herein; and

WHEREAS, the agreements of Executive in Sections 5, 6 and 7 are material inducements to enter into this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. In this Agreement:

“409A Penalties” has the meaning given to that term in Section 24. “Agreement” has the meaning set forth in the preamble above. “Base Salary” has the meaning given to that term in Section 3(a). “Board” means the Board of Directors of the Company.

“Cause” means Executive (i) is convicted of a felony or other crime involving dishonesty towards the Company or any of its Subsidiaries or material misuse of property of the Company or any of its Subsidiaries; (ii) engages in willful misconduct or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of Executive’s employment; (iii) materially breaches any written policy of the Company, including the Company’s policies prohibiting unlawful harassment, discrimination or retaliation, which breach, if capable of being cured, is not cured within 15 days after written notice thereof to Executive; (iv) refuses to perform Executive’s material obligations under this Agreement (except in connection with a Disability) as reasonably directed by the Company’s Chief Executive Officer (the “Chief Executive Officer”), which failure, if capable of being cured, is not cured within 15 days after written notice thereof to Executive;

(v) misappropriates one or more of the Company’s or any of its Subsidiaries business opportunities or material assets; (vi) breaches Sections 5, 6 or 7 hereof which breach, if capable of being cured, is not cured within 10 days of written notice thereof has been delivered to Executive; or (vii) materially breaches this Agreement, which breach, if capable of being cured, is not cured within 15 days after written notice thereof to Executive. In each such case where notice and cure is required (i.e. pursuant to clauses (iii), (iv), (vi) and (vii)), such notice shall describe the condition giving rise to “Cause” with reasonable specificity. The Company may allow Executive an extension of time to cure a breach if the Board, in its sole discretion, determines that such extension is appropriate under the circumstances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall mean the effective date of Executive’s commencement of employment with the Company, which shall be a date mutually agreed to between the Company and Executive, with such effective date of employment expected to be on or about August 1, 2022.

“Committee” means the Compensation Committee of the Board.

“Company” has the meaning set forth in the preamble above, together with its Subsidiaries and affiliates and includes all predecessor entities.

“Competing Business” has the meaning given to that term in Section 7(a). “Confidential Information” has the meaning given to that term in Section 5(a). “Court” has the meaning given to that term in Section 8(b).

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Subsidiaries for any period totaling one hundred and eighty (180) days in any consecutive twelve (12) month period as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify Executive for benefits under the terms of that plan or as determined by an independent physician to the extent no such plan is then in effect. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Employment Period” means the period commencing on the Commencement Date and ending on the date set forth in Section 4(a).

“Executive” has the meaning set forth in the preamble above.

“Fiscal 2022 LTI Grant” has the meaning given to that term in Section 3(c).

“Good Reason” means the occurrence of any of the following events without the written consent of Executive: (i) a material diminution of Executive’s duties or the assignment to Executive of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with Executive’s position as set forth pursuant to Section 2(b), other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; or (ii) a material breach by the Company of its obligations pursuant to this Agreement (including, without limitation, its obligations pursuant to Section 3) (which such breach goes uncured after notice and a reasonable opportunity to cure); provided, however, no condition enumerated in the preceding shall be deemed to be “Good Reason” unless within thirty (30) days after Executive’s knowledge of the initial existence of such condition, Executive shall have given the Company written notice thereof specifically describing the condition giving rise to “Good Reason” and allowing the

Company a period of thirty (30) days from the date of receipt of the notice to remedy such condition, and the Company shall have failed to cure such condition within such period. Notwithstanding the foregoing, in no event will a condition give rise to “Good Reason” hereunder unless within ten (10) days after the expiration of the period provided in Executive’s notice to the Company to remedy said condition but in no event later than one hundred and twenty (120) days after the initial existence of said condition, Executive shall have actually terminated Executive’s employment with the Company by giving written notice of resignation for failure of the Company to remedy such condition.

“Government Agencies” has the meaning given to that term in Section 5(c).

“Make-Whole Grant” has the meaning given to that term in Section 3(j).

“Non-Compete Period” has the meaning given to that term in Section 7(a). “Payments” has the meaning given to that term in Section 23.

“Prior Employer” has the meaning given to that term in Section 9(c).

“Prior Employer Claims” has the meaning given to that term in Section 9(d).

“Sign-On Bonus” has the meaning given to that term in Section 3(i).

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

“Target Bonus” has the meaning given to that term in Section 3(b).

“Termination Year” means the calendar year in which the Employment Period is terminated.

“Work Product” has the meaning given to that term in Section 6.

2.
Employment, Position and Duties.

(a)
The Company shall employ Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(b)
During the Employment Period, Executive shall serve as Executive Vice President,

Chief Financial Officer of the Company and shall perform the normal duties, responsibilities and functions of an executive officer with a similar role at a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable Executive to perform Executive’s duties hereunder, subject to the power and authority of the Board or the Chief Executive Officer to expand or limit such duties, responsibilities, functions, power and authority. Upon the Commencement Date, Executive’s principal place of work shall be in a location to be mutually agreed to by the parties.

(c)
During the Employment Period, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board or the Chief Executive Officer may from time to time direct, (ii) report to the Chief Executive Officer and devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Chief Executive Officer all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its Subsidiaries, and unless approved by the Board in writing, Executive shall not pursue, directly or indirectly, any such opportunities on Executive’s own behalf. Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of Executive’s abilities in a diligent, trustworthy and professional manner and shall devote Executive’s full business time and efforts to the business and affairs of the Company.

3.
Compensation and Benefits.

(a)
Effective as of the Commencement Date, Executive’s base salary shall be a minimum of Seven Hundred Fifty Thousand Dollars ($750,000.00) per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). Executive’s Base Salary will be subject to annual review and increase or decrease (but shall not be decreased below the Base Salary in effect on the Commencement Date) by the Committee during the Employment Period.

(b)
Executive shall be entitled to participate in the Company’s Senior Management Bonus Plan approved by the Committee, as in effect from time to time, with a target annual bonus of seventy-five percent (75%) of Executive’s Base Salary (“Target Bonus”) or such greater amount as the Committee in its sole discretion may from time to time determine; provided, however, that, subject to the Commencement Date occurring prior to October 31, 2022, with respect to the bonus period within which the Commencement Date occurs (and subject to Executive’s meeting all requirements under the applicable bonus plan in such period), the bonus payable to Executive will be prorated based on the number of days between the

Commencement Date and the end of such bonus period divided by the total number of days in the bonus period and subject to Executive’s continuous employment through the payment date. The actual amount of the bonus earned by and payable to Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Committee, and shall be subject to such other terms and conditions of the applicable bonus plan as in effect from time to time. Bonuses under any bonus plan (including, without limitation, the Company’s Senior Management Bonus Plan) are not earned and not payable in the event that Executive is not employed by Company on the actual payment date of any such bonus. Notwithstanding anything herein to the contrary, the annual bonus payable under this Section 3(b) shall be paid no later than 2 1/2 months following the conclusion of the Company’s fiscal year in which such bonus is earned.

(c)
Beginning in fiscal 2023, in each fiscal year during the Employment Period in which Executive is actively serving as Executive Vice President, Chief Financial Officer on the regularly-scheduled date of annual grants of long-term incentives to senior executives, the Company shall provide to Executive a long-term incentive award. The fiscal 2022 long-term incentive award shall have a target grant date fair value equal to $1,500,000, which amount shall be prorated based on the number of days served between the Commencement Date and the next regularly scheduled annual equity grant date for senior executive officers divided by 365 (the “Fiscal 2022 LTI Grant”). The Fiscal 2022 LTI Grant shall be delivered as follows: (i) 50% of the target award shall be awarded in the form of performance-based restricted stock units with vesting in fiscal 2025 based on performance goals established by the Committee and subject to Executive’s continued employment through the applicable vesting date; (ii) 25% of the target award shall be awarded in the form of stock options, vesting in 25% annual increments subject to Executive’s continued employment through the applicable vesting date; and (iii) the remaining 25% of the target award shall be awarded in the form of time-based restricted stock units, vesting in 25% annual increments subject to Executive’s continued employment through the applicable vesting date. The Fiscal 2022 LTI Grant shall be awarded on the Commencement Date (or, if the Commencement Date is not a trading day on the New York Stock Exchange, the first trading day following the Commencement Date) and shall be subject to the same form of award agreements as those used with respect to the fiscal 2022 long-term incentive awards granted to the Company’s other senior executive officers in fiscal 2022. Beginning in fiscal 2023, long-term incentive grants shall be determined by the Committee and shall be through equity vehicles and designs that are generally consistent with those awarded to the Company’s other senior executive officers in each year.

(d)
The Committee, during the term of this Agreement shall review annually, or at more frequent intervals which the Committee determines is appropriate, Executive’s compensation and may award Executive additional compensation as the Committee deems appropriate in its sole discretion.

(e)
Executive shall be entitled to the number of paid vacation and other paid time off in each calendar year in accordance with the Company’s policies applicable to employees of comparable level, which if not taken in any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

(f)
During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing

Executive’s duties, responsibilities and functions under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(g)
Executive shall be entitled to participate, on the same basis as other executives of comparable level in the Company, in any compensation, bonus, incentive, award, expense medical reimbursement, perquisites, deferred compensation, pension, retirement, stock award, stock option or other benefit, plan or arrangement of the Company (including, without limitation, any plan sponsored by the entity owning or controlling the Company, or any affiliate of such entity) now existing or hereafter adopted, all upon terms at least as favorable as those enjoyed by other salaried employees of comparable level of the Company; provided, however, the Company may restrict or exclude Executive’s participation in any such plan, or the benefits thereunder, on such terms and conditions as the Company shall in its sole discretion determine, if at any time Executive shall be working fewer than five days a week (excluding vacation and paid time-off taken in accordance with the Company’s policies) or on other part-time basis during regular business days. Executive also shall be entitled to hospital, health, disability, medical and life insurance, and any other benefits enjoyed, from time to time, by other salaried employees of the Company of comparable level, all upon terms as favorable as those enjoyed by other salaried employees of comparable level of the Company. Notwithstanding anything in this Section 3(g) to the contrary, if the Company adopts any change in the benefits provided for other salaried employees of the Company of comparable level, and such policy is uniformly applied to all such employees of the Company (and any successor or acquirer of the Company, if any), then no such change shall be deemed a breach by the Company of this Section 3(g).

(h)
Executive will be indemnified and defended for acts performed (or omissions made) in Executive’s capacity as an officer or director of the Company to the fullest extent specified in the Company’s certificate of incorporation and bylaws and as permitted under Delaware law. During Executive’s employment and for not less than six (6) years following the latest termination thereof, the Company shall insure Executive under a contract of directors and officers liability insurance to the same extent as similarly situated executive officers of the Company are so insured.

(i)
The Company will make a sign-on payment to Executive in an amount equal to

$1,100,000 (the “Sign-On Bonus”), payable as soon as reasonably practicable (but not later than 30 days) following the Commencement Date. Such payment shall be subject to all customary withholding, payroll and other taxes and shall not, for the avoidance of doubt, be grossed up for any such taxes. Notwithstanding anything herein to the contrary, if the Company terminates Executive’s employment for Cause or Executive resigns from the Company without Good Reason (as defined herein), in each case, prior to the 18-month anniversary of the Commencement Date, Executive shall repay to the Company the Sign-On Bonus within ten (10) days of Executive’s termination of employment, without the necessity of any demand by the Company; provided, further, to the extent permitted by applicable law and in accordance with Section 409A of the Code, if Executive is required to repay the Sign-On Bonus, then the Company shall be entitled to offset the required repayment amount against any compensation or other amounts due from the Company to Executive.

(j)
In consideration of and to compensate Executive for equity awards forfeited at Executive’s Prior Employer, and subject to the commencement of Executive’s employment hereunder and to Executive’s provision, within five (5) business days prior to the Commencement Date, of documentation reasonably establishing that such forfeiture has occurred, Executive shall receive, effective upon the Commencement Date (or, if the Commencement Date is not a trading day on the New York Stock Exchange, the first trading day following the Commencement Date), a make-whole long-term incentive grant in the form of restricted stock units with a target grant date fair value of $3,500,000 (the “Make-Whole Grant”) delivered as follows: (i) 50% of the target award shall be awarded in the form of stock options, with the exercise price of such options set at the Company’s closing share price on the Commencement Date (or, if the Commencement Date is not a trading day on the New York Stock Exchange, the first trading day following the Commencement Date), vesting 28.5% on August 1, 2023, 28.5% on August 1, 2024 and 43% on August 1, 2025, and (ii) the remaining 50% of the target award shall be awarded in the form of time-based restricted stock units, vesting 28.5% on August 1, 2023, 28.5% on August 1, 2024, and 43% on August 1, 2025, in each case, subject to Executive’s continued employment through the applicable vesting date. The Make-Whole Grant shall be delivered in substantially the same form of award agreement as used with respect to the fiscal 2022 long-term incentive awards granted to the Company’s other senior executive officers in fiscal 2022 (including the provisions providing for full vesting upon a termination of employment due to death or “disability,” as defined in such agreements), except that the Make-Whole Grant shall vest in full upon a termination by the Company without Cause.

4.
Termination and Payment Terms.

(a)
The Employment Period shall commence on the Commencement Date and shall terminate, (i) immediately upon Executive’s resignation, death or Disability or (ii) by resolution of the Board, with or without Cause, at any time. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. For the avoidance of doubt, Executive’s employment with the Company is “at will,” subject only to the notice and severance provisions expressly set forth herein.

(b)
If the Employment Period is terminated:

(i)
by resolution of the Board (other than for Cause or Disability) or by Executive resigning for Good Reason, Executive shall be entitled to receive (A) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination, (B) an amount equal to the bonus (if any) under the Senior Management Bonus Plan with respect to the fiscal year prior to the Termination Year that has been determined (or is determinable) but not yet paid to Executive, which payment shall be made when the bonus payments for such Termination Year are otherwise due (but in any event no later than 2 1/2 months following the conclusion of the Company’s fiscal year in which the bonus is earned), (C) the pro rata portion of Executive’s Target Bonus (pursuant to Section 3(b) hereof) during the Termination Year, to the extent targets thereunder are achieved for such year, after such termination or expiration, pro rated based on the number of days of the Termination Year prior to the date of termination, which payment shall be made when the bonus payments for such Termination Year are otherwise due, (D) severance pay in an amount equal to two times Executive’s Base Salary in effect immediately prior to Executive’s termination of employment hereunder, payable in 24 monthly installments following the termination of Executive’s employment in accordance with the Company’s standard payroll practices, and (E) full continuation of Executive’s health, dental and vision insurance benefits during the two (2) year severance period; or

(ii)
for any other reason, including as a result of Executive’s death, Disability, voluntary resignation for other than Good Reason or by resolution of the Board for Cause, Executive’s sole entitlement shall be to receive all previously earned and accrued but unpaid Base Salary, vacation and unpaid business expenses up to the date of such termination and Executive shall not be entitled to any further Base Salary, bonus payments or benefits for that year or any future year, except as required by law, or to any other severance compensation of any kind.

(c)
Executive agrees that: (i) Executive shall be entitled to the payments and services provided for in Sections 4(b)(i)(B), 4(b)(i)(C), 4(b)(i)(D), and 4(b)(i)(E), if any, if and only if Executive has executed and delivered a customary release in a form acceptable to the Company (the “Release”) (and no longer subject to revocation, if applicable) within fifty two (52) days following the date of termination and Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period. Executive shall not have any obligation to mitigate the amounts payable to Executive pursuant to Sections 4(b)(i)(B), 4(b)(i)(C), 4(b)(i)(D) and 4(b)(i)(E) by seeking or accepting alternative employment; provided, that Executive’s rights to receive the benefits provided for in Section 4(b)(i)(E) shall cease at such time as he is eligible to be covered under the health, dental or vision insurance benefits, as applicable, of any subsequent employer.

(d)
Except as stated above, any payments pursuant to Section 4(b) shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices, and following such payments the Company shall have no further obligation to Executive pursuant to this Section 4 except as provided by law; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes. The Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e)
Executive hereby agrees that except as expressly provided herein, no severance compensation of any kind, nature or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for severance compensation.

(f)
Except as provided in Sections 4(b)(i) and 4(b)(ii) above, all of Executive’s rights pursuant to Section 3 (other than Section 3(h)) shall cease upon the termination of the Employment Period.

5.
Confidential Information.

(a)
Executive acknowledges and agrees that the information, observations and data (including trade secrets) obtained by Executive while employed by the Company and its Subsidiaries (or, prior to the term of employment, in contemplation of such employment) concerning the business or affairs of the Company and its Subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its Subsidiaries. Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (i) related to any past, current or potential business of the Company or any of its Subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (ii) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Executive’s acts or omissions) including all

(A)
Work Product (as defined below); (B) information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries of which Executive is aware or becomes aware during the term of Executive’s employment; (C) information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its Subsidiaries; (D) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (E) strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (F) information identifying or otherwise concerning employees, independent contractors and consultants; (G) information on new and existing programs and services, prices, terms, and related information; (H) the terms of this Agreement; (I) all information marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries or which Executive should reasonably know is confidential or proprietary information of the Company or any of its Subsidiaries; (J) all information or materials similar or related to any of the foregoing, in whatever form or medium, whether now existing or arising hereafter (and regardless of whether merely stored in the mind of Executive or employees or consultants of the Company or any of its Subsidiaries, or embodied in a tangible form or medium); and (K) all tangible embodiments of any of the foregoing.

(b)
Therefore, Executive agrees that, except as set forth in Section 5(c) or required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Executive must give the Company and/or its Subsidiaries, as applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and seek, at the Company’s sole cost and expense, confidential treatment where available and cooperate fully with all efforts by the Company and/or its Subsidiaries to obtain a protective order or similar confidentiality treatment for such information) or in connection with Executive’s performance of Executive’s duties hereunder, Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any Work Product (as defined below)) or the business of the Company and its Subsidiaries which Executive may then possess or have under Executive’s control and if, at any time thereafter, any such materials are brought to Executive’s attention or Executive discovers them in Executive’s possession or control, Executive shall deliver such materials to the Company immediately upon such notice or discovery.

(c)
Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to or file a charge or complaint with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made

(i)
in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

6.
Intellectual Property, Inventions and Patents. Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, specifications, designs, analyses, drawings, reports, patents and patent applications, processes, programs, systems, software, firmware, materials, plans, sketches, models, know-how, devices, developments, data, databases, technology, trade secrets, works of authorship, copyrightable works and mask works (whether or not including any confidential information) and all registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable or copyrightable and whether or not reduced to tangible form or practice) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or its predecessors and its Subsidiaries (“Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (A) irrevocably assigns, transfers and conveys, and shall assign transfer and convey, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company shall designate), without further consideration, and (B) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the

Company or its respective licensees, successors or assigns. Executive shall, at the Company’s expense, execute all documents and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm, evidence, effectuate, maintain, protect, enforce, perfect, record, patent or register any of the Company’s rights hereunder (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.
Non-Compete, Non-Solicitation.

(a)
In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges and agrees that during the course of Executive’s employment with the Company and its Subsidiaries Executive shall become familiar with the Company’s trade secrets and with other Confidential Information and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during Executive’s employment with the Company and for a period of two (2) years thereafter (the “Non-Compete Period”), Executive shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Company or its Subsidiaries operates or plan to operate. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, “Competing Business” means each of the following entities, together with their respective subsidiaries, affiliates, successors and assigns: Macy’s, Inc., the TJX Companies, Inc. and Ross Stores, Inc.

(b)
During the Non-Compete Period, Executive shall not, directly or indirectly, and shall ensure that any person or entity controlled by Executive does not, (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof,
(ii)
hire, directly or through another person, any person (whether or not solicited) who was an executive of the Company or any Subsidiary at any time within the one year period before Executive’s termination from employment, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, engage in or assist any person or entity in engaging in any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (Executive understands that any person or entity that Executive contacted during the one year period prior to the date of Executive’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company and its Subsidiaries as to whom the Company has a protectable proprietary interest) or

(iv) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about the Company or any of its Subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).

8.
Enforcement.

(a)
Executive acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Sections 5, 6 and 7 and the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business of the Company and its Subsidiaries and other Confidential Information and goodwill of the Company and its Subsidiaries to the extent and for the periods of time expressly agreed to herein. Executive acknowledges and agrees that she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(b)
Notwithstanding any provision to the contrary herein, the Company or its Subsidiaries may pursue, at its discretion, enforcement of Sections 5, 6 and 7 in any court of competent jurisdiction (each a “Court”).

(c)
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in Sections 5, 6 and 7 are overbroad or unreasonable under applicable law in duration, geographical area or scope, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum duration, geographical area and/or scope permitted under applicable law.

(d)
Because Executive’s services are unique and because Executive has intimate knowledge of and access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of Sections 5, 6 and 7, and any breach of the terms of Sections 5, 6 and 7 would result in irreparable injury and damage to the Company and its Subsidiaries for which the Company and its Subsidiaries would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Sections 5, 6 and 7, the Company or its successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages. The terms of this Section 8 shall not prevent the Company or any of its Subsidiaries from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from Executive.

9.
Executive’s Representations; Prior Employment.

(a)
Executive hereby represents and warrants to the Company that, subject to the acknowledgements and agreements of Company and Executive set forth in Section 9(c) below, (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, covenant, restriction, instrument, order, judgment or decree to which Executive is a party or by which she is bound (including any arising out of any prior employment), (ii) Executive is not a party to or bound by any contract, agreement, covenant, restriction, instrument, order, judgment or decree with any other person or entity (including any arising out of any prior employment) that would restrict Executive from performing the services contemplated hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(b)
Executive hereby agrees that she shall not use or disclose confidential information or trade secrets, if any, of any former employers or any other person or entity to whom Executive owes an obligation of confidentiality, and that she shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom Executive owes an obligation of confidentiality.

(c)
The Company acknowledges that Executive previously entered into an employment agreement with Executive’s former employer (the “Prior Employer”) which contains restrictive covenants among other provisions that have been disclosed to the Company. Executive shall keep the Company informed regarding any communications, whether written or oral, that she receives from Executive’s Prior Employer and which concern Executive’s decision to accept employment with the Company and act as its Executive Vice President, Chief Financial Officer.

(d)
In the event that the Prior Employer threatens or asserts any claim that Executive, by accepting the position of, or acting or performing Executive’s duties as, the Executive Vice President, Chief Financial Officer of the Company, has breached or violated any employment, confidentiality, or other similar agreement that would materially limit Executive’s ability to perform any of Executive’s duties under this Agreement or subject Executive to legal expenses or liability for damages, (collectively, “Prior Employer Claims”) and provided that Executive adheres to the reasonable and lawful instructions of the Company in connection with Executive’s obligations to the Prior Employer, the Company shall indemnify, defend and hold harmless Executive (and Executive’s heirs, legatees and distributees in the event of Executive’s death) from and against any damages, amounts paid in settlement and expenses (including legal fees and expenses) incurred by Executive and arising from any such Prior Employer Claims. The Company shall have the right to select any counsel reasonably acceptable to Executive to represent Executive in connection with any Prior Employer Claims, and the Company shall have the right to settle or compromise any Prior Employer Claim indemnified hereby.

(e)
In the event that the Prior Employer brings any Prior Employer Claims, the Company shall have the option to terminate Executive’s employment with the Company. In the event of any such termination, and notwithstanding anything in this Agreement to the contrary, (i) Executive shall be treated as being terminated without Cause, (ii) Executive shall continue to be entitled to the benefit of the indemnification set forth in Section 3(h) (including directors and officers liability insurance) and Section 9(d) above, and (iii) Executive shall not have the right to any other payments, bonuses, or benefits of any kind following such termination, and all of Executive’s right, title, and interest in all of the equity securities and other benefits granted to Executive pursuant to this Agreement (other than the Sign-On Bonus and Make-Whole Grant) shall be cancelled in their entirety without any consideration payable in connection therewith and without regard to any of the provisions of such agreements that would otherwise apply in such circumstances.

(f)
EXECUTIVE HEREBY ACKNOWLEDGES, AGREES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

10.
Survival. Sections 3(h) and Sections 4 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

11.
Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service with confirmation of delivery, sent by facsimile (with evidence of transmission) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

To Executive:

Kristin Wolfe

At the last known address set forth on the personnel records of the Company To the Company:

Burlington Stores, Inc. 1830 Route 130

Burlington, New Jersey 08016 Attention: General Counsel Facsimile No.: (609) 239-9675

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one (1) business day following delivery to the overnight courier service, if given by facsimile, when such facsimile is transmitted to the applicable fax number specified above and the appropriate facsimile confirmation is received, or if so mailed, on receipt.

12.
Complete Agreement. This Agreement and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13.
Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns; provided, that the services provided by Executive under this Agreement are of a personal nature and rights and obligations of Executive under this Agreement shall not be assignable.

15.
Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

16.
Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY AND STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY

U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 11 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR

PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 16. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY AND STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH

COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17.
Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.
Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy, the findings of which shall be held in the strictest confidence and used exclusively for the purpose of obtaining such insurance.

20.
Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this section after the termination of the Employment Period, the Company shall reimburse Executive for all of Executive’s reasonable travel and lodging costs and expenses incurred, in connection therewith, plus pay Executive a reasonable amount per day for Executive’s time spent.

21.
Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

22.
Company Policies. Executive shall be subject to and shall comply with additional Company policies as they may exist from time-to-time, including the Company’s Code of Conduct and policies with regard to stock ownership by senior executives and policies regarding trading of securities.

23.
Section 280G. Notwithstanding anything to the contrary in this Agreement, Executive expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Executive has the right to receive from the Company and its affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Employers (or their affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company.

24.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six- month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or

(B) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BURLINGTON STORES, INC.

By: /s/ Michael R. Allison

Name: Michael R. Allison

Title: Executive Vice President

& Chief Administrative Officer

/s/ Kristin Wolfe

KRISTIN WOLFE